Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS AND DECLARES $0.64 QUARTERLY DIVIDEND

Purchase, New York, February 13, 2013 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and full year ended December 31, 2012.

Highlights:

•                  TAL reported Adjusted pre-tax income of $1.60 per fully diluted common share for the fourth quarter of 2012, an increase of 2% from the fourth quarter of 2011. An increase in the residual value estimates used in TAL’s depreciation calculations contributed $0.15 to Adjusted pre-tax income per fully diluted common share in the fourth quarter of 2012.

•                  TAL reported leasing revenues of $138.8 million for the fourth quarter of 2012, an increase of 11.8% from the fourth quarter of 2011.

•                  TAL reported Adjusted EBITDA of $141.7 million for the fourth quarter of 2012, an increase of 7.2% from the fourth quarter of 2011.

•                  TAL continued to grow its business aggressively during 2012, investing nearly $875 million in new container purchases and sale-leaseback transactions.

•                  TAL announced a quarterly dividend of $0.64 per share payable on March 28, 2013 to shareholders of record as of March 7, 2013.

Adjusted pre-tax income (1) was $53.7 million for the fourth quarter of 2012, compared to $52.5 million for the fourth quarter of 2011.  Adjusted pre-tax income per fully diluted common share was $1.60 for the fourth quarter of 2012, compared to $1.57 for the fourth quarter of 2011.  The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Leasing revenues for the fourth quarter of 2012 were $138.8 million, compared to $124.1 million for the fourth quarter of 2011.  Adjusted EBITDA (1), including principal payments on finance leases, was $141.7 million for the fourth quarter of 2012, compared to $132.2 million for the fourth quarter of 2011.

Adjusted net income (1) was $35.1 million for the fourth quarter of 2012, compared to $34.0 million for the fourth quarter of 2011.  Adjusted net income per fully diluted common share was $1.04 for the fourth quarter of 2012, compared to $1.02 for the fourth quarter of 2011.

After conducting its regular depreciation policy review, TAL decided to increase the estimated residual values used in its equipment depreciation calculations effective October 1, 2012 (see the residual value table after the consolidated financial statements herein). The increase in estimated residual values resulted in a decrease in depreciation expense of $5.2 million ($3.4 million after tax or $0.10 per fully diluted common share) for the quarter and year ended December 31, 2012. Going forward, TAL expects this change in residual values to have a similar quarterly effect on depreciation expense.

Over time, the higher residual estimates will lead to a decrease in disposal gains that should offset the decrease in depreciation expense. However, for the next several years, the change in residual estimates may not have a meaningful impact on disposal gains since a large portion of the containers that will likely be sold over the next few years have already been fully depreciated. As a result, for the next several years, the change in residual value estimates will lead to an increase in TAL’s profitability compared to what would have been reported using the previous residual estimates.

Reported net income for the fourth quarter of 2012 was $36.8 million compared to $35.9 million for the fourth quarter of 2011.  Net income per fully diluted common share was $1.09 for the fourth quarter of 2012, compared to $1.07 for the fourth quarter of 2011.  The difference between Adjusted net income and reported net income in the fourth quarter of 2012 was due to net gains on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates match the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported net income.  During the fourth quarter of 2012, long-term interest rates increased resulting in a $2.6 million increase in the market value of TAL’s swap contracts.

Adjusted pre-tax income (1) was $203.3 million for the year ended December 31, 2012 compared to $198.2 million in 2011.  Adjusted pre-tax income per fully diluted common share was $6.05 for the year ended December 31, 2012 compared to $6.04 in 2011.

Leasing revenues were $525.0 million for the year ended December 31, 2012 compared to $451.1 million in 2011.  Adjusted EBITDA (1), including principal payments on finance leases, was $546.8 million for the year ended December 31, 2012 compared to $492.2 million in 2011.

Adjusted net income (1) was $131.7 million for the year ended December 31, 2012 compared to $128.1 million in 2011.  Adjusted net income per fully diluted common share was $3.92 for the year ended December 31, 2012 compared to $3.90 in 2011.

Reported net income for the year ended December 31, 2012 was $130.1 million compared to $109.7 million in 2011.  Net income per fully diluted common share was $3.87 for the year ended December 31, 2012 compared to $3.34 in 2011.

“TAL achieved outstanding operational and financial performance in 2012,” commented Brian M. Sondey, President and CEO of TAL International.  “We generated over $6.00 per share in Adjusted pre-tax income, grew our revenue earning assets by nearly 20%, and paid $2.35 in dividends per share.  Our equipment utilization averaged almost 98% for the year.”

“While TAL achieved record profitability in 2012 and continued to generate very attractive returns, our profitability increased at a lower rate than our assets or leasing revenue.  For the first part of the year, depreciation expense increased more rapidly than our assets due to a drop in the portion of our containers that are older and fully depreciated.  In addition, used container sale prices decreased from peak 2011 levels, causing our disposal gains and trading margins to decrease from the record levels achieved in 2011.  We expect used container sale prices and our disposal gains to continue to moderate over time.  However, the aggressive investments we made in our fleet have led to strong growth in our recurring leasing revenues, providing a solid foundation for future profitability, cash flow and dividends.”

“Our strong performance in 2012 continued to be supported by attractive market fundamentals. Demand for containers continued to be sustained by moderate growth in containerized trade.  Economic challenges in many developed countries led to little or no growth in the major East-West trade lanes in 2012, but strong growth in intra-Asia, North-South and other regional trades led to moderately positive global container trade growth overall.  Demand for leased containers was further supported by our customers’ increased reliance on leasing.  We estimate that leasing companies purchased almost two-thirds of new containers in 2012, and we have also seen increased opportunities to purchase our customers’ existing equipment through sale-leaseback transactions.  Limited direct container purchases by our customers in 2012 also helped maintain a tight global supply and demand balance for containers, allowing TAL to operate at very high levels of utilization.”

Outlook

Mr. Sondey continued, “Looking forward, we expect 2013 to begin in much the same way that we finished 2012.  The vast majority of the containers we purchased over the last few years are locked-in on multi-year leases, providing a strong and predictable base of revenue. Utilization remains high at 97.7% as of February 13, 2013.  Our customers are generally expecting trade growth to remain moderately positive.  We also expect leasing companies to continue to purchase a majority of new containers in 2013, though we have seen some shipping lines purchase containers during the last few months to take advantage of reduced new container prices.  Market leasing rates are currently aggressive, perhaps due to the widespread availability of attractively priced financing for the container leasing sector, but overall, we expect that TAL will continue to benefit in 2013 from an attractive combination of tight container supply coupled with significant growth opportunities.”

“The first quarter is typically our weakest quarter of the year since it is traditionally the slow season for dry containers, and we usually experience net container off-hires from our leasing customers and low sale volumes for used equipment.  In 2013, we will likely face additional pressure in the first quarter as used container prices continue to slowly moderate toward historical levels.  However, one of our customers has recently declared a sizeable batch of containers as lost, and the one-time gain associated with this declaration will offset much of the seasonal weakness we expect for the first quarter. As a result, we expect our Adjusted pre-tax income to hold relatively steady from the fourth quarter of 2012 to the first quarter of 2013.  After the first quarter, we expect ongoing fleet growth, continued high utilization and increased disposal volumes to offset the impact of further sale price moderation, and we expect our profitability and returns to remain at a high level throughout 2013.”

Dividend

TAL’s Board of Directors has approved and declared a $0.64 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 28, 2013 to shareholders of record at the close of business on March 7, 2013.  Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter.  The increase reflects our continued strong performance, the growth in our recurring leasing revenues and our general expectations that our market environment will remain favorable for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, February 14, 2013 to discuss its fourth quarter and full year results.  An archive of the Webcast will be available one hour after the live call through Friday, March 22, 2013. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,202,000 containers and related equipment representing approximately 1,958,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2012.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see page 9 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2012	2011
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $766,898 and $626,965	$3,249,374	$2,663,443
Net investment in finance leases, net of allowances of $897 and $1,073	121,933	146,742
Equipment held for sale	47,139	47,048
Revenue earning assets	3,418,446	2,857,233
Unrestricted cash and cash equivalents	65,843	140,877
Restricted cash	35,837	34,466
Accounts receivable, net of allowances of $692 and $667	71,363	56,491
Goodwill	71,898	71,898
Deferred financing costs	26,450	24,028
Other assets	9,453	11,539
Fair value of derivative instruments	1,904	771
Total assets	$3,701,194	$3,197,303
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$111,176	$55,320
Fair value of derivative instruments	34,633	78,122
Accounts payable and other accrued expenses	64,936	66,607
Net deferred income tax liability	270,459	198,867
Debt	2,604,015	2,235,585
Total liabilities	3,085,219	2,634,501
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,697,366 and 36,412,659 shares issued respectively	37	36
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	493,456	489,468
Accumulated earnings	168,447	120,449
Accumulated other comprehensive (loss)	(8,430)	(9,616)
Total stockholders’ equity	615,975	562,802
Total liabilities and stockholders’ equity	$3,701,194	$3,197,303

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Leasing revenues:
Operating leases	$135,566	$120,200	$511,189	$434,668
Finance leases	3,192	3,863	13,781	16,394
Total leasing revenues	138,758	124,063	524,970	451,062
Equipment trading revenues	12,225	9,110	60,975	62,324
Management fee income	773	676	3,076	2,798
Other revenues	40	337	151	503
Total revenues	151,796	134,186	589,172	516,687
Operating expenses (income):
Equipment trading expenses	10,564	8,047	53,431	51,330
Direct operating expenses	7,237	4,582	25,039	18,157
Administrative expenses	11,083	10,588	43,991	42,727
Depreciation and amortization	48,937	43,290	193,466	152,576
(Reversal) provision for doubtful accounts	(31)	4	(208)	162
Net (gain) on sale of leasing equipment	(9,280)	(12,310)	(44,509)	(51,969)
Total operating expenses	68,510	54,201	271,210	212,983
Operating income	83,286	79,985	317,962	303,704
Other expenses (income):
Interest and debt expense	29,541	27,485	114,629	105,470
Write-off of deferred financing costs	—	100	—	1,143
Net (gain) loss on interest rate swaps	(2,573)	(3,007)	2,469	27,354
Total other expenses	26,968	24,578	117,098	133,967
Income before income taxes	56,318	55,407	200,864	169,737
Income tax expense	19,563	19,540	70,732	60,013
Net income	$36,755	$35,867	$130,132	$109,724
Net income per common share—Basic	$1.11	$1.08	$3.92	$3.39
Net income per common share—Diluted	$1.09	$1.07	$3.87	$3.34
Cash dividends paid per common share	$0.62	$0.52	$2.35	$1.99
Weighted average number of common shares outstanding—Basic	33,256	33,086	33,224	32,414
Dilutive stock options and restricted stock	393	361	399	407
Weighted average number of common shares outstanding—Diluted	33,649	33,447	33,623	32,821

TAL’s current and previous residual value estimates for its major equipment types are as follows:

	Useful	Residual Values ($)
	Lives (Years)	Effective October 1, 2012	Previous

Dry containers
20 foot	13	$1,000	$900
40 foot	13	$1,200	$1,100
40 foot high cube	13	$1,400	$1,200

Refrigerated containers
20 foot	12	$2,500	$2,500
40 foot high cube	12	$3,500	$3,400

Special containers
40 foot flat rack	14	$1,500	$1,200
40 foot open top	14	$2,300	$2,100

Tank containers	20	$3,000	$3,000
Chassis	20	$1,200	$1,200

The following table sets forth TAL’s equipment fleet utilization(1) as of and for the quarter and year ended December 31, 2012:

Average and Ending Utilization for the Quarter and Year Ended December 31, 2012
Average Utilization (Quarter)	Average Utilization (Year)	Ending Utilization
97.7%	97.9%	97.9%

(1)         Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of December 31, 2012 (in units, TEUs and cost equivalent units, or “CEUs”):

	December 31, 2012
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,000,612	21,030	1,021,642	1,607,232	37,796	1,645,028
Refrigerated	57,124	105	57,229	109,316	186	109,502
Special	55,485	1,713	57,198	98,888	2,883	101,771
Tank	6,608	—	6,608	6,608	—	6,608
Chassis	13,146	—	13,146	23,432	—	23,432
Equipment leasing fleet	1,132,975	22,848	1,155,823	1,845,476	40,865	1,886,341
Equipment trading fleet	45,860	—	45,860	71,435	—	71,435
Total	1,178,835	22,848	1,201,683	1,916,911	40,865	1,957,776
Percentage	98.1%	1.9%	100.0%	97.9%	2.1%	100.0%

	Equipment Fleet in CEUs
	Owned	Managed	Total
Total	2,367,636	36,880	2,404,516
Percentage	98.5%	1.5%	100.0%

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income” and “Adjusted net income” throughout this press release.

EBITDA is defined as net income before interest and debt expense, the write-off of deferred financing costs, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2012 and 2011.

We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and twelve months ended December 31, 2012 and 2011.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income	$36,755	$35,867	$130,132	$109,724
Add:
Depreciation and amortization	48,937	43,290	193,466	152,576
Interest and debt expense	29,541	27,485	114,629	105,470
Write-off of deferred financing costs	—	100	—	1,143
Income tax expense	19,563	19,540	70,732	60,013
EBITDA	134,796	126,282	508,959	428,926
Add:
Net (gain) loss on interest rate swaps	(2,573)	(3,007)	2,469	27,354
Principal payments on finance lease	9,480	8,936	35,326	35,940
Adjusted EBITDA	$141,703	$132,211	$546,754	$492,220

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars and Shares in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Income before income taxes	56,318	$55,407	$200,864	$169,737
Add:
Write-off of deferred financing costs	—	100	—	1,143
Net (gain) loss on interest rate swaps	(2,573)	(3,007)	2,469	27,354
Adjusted pre-tax income	$53,745	$52,500	$203,333	$198,234
Adjusted pre-tax income per fully diluted common share	$1.60	$1.57	$6.05	$6.04
Weighted average number of common shares outstanding—Diluted	33,649	33,447	33,623	32,821

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income	$36,755	$35,867	$130,132	$109,724
Add:
Write-off of deferred financing costs, net of tax	—	65	—	739
Net (gain) loss on interest rate swaps, net of tax	(1,648)	(1,936)	1,610	17,675
Adjusted net income	$35,107	$33,996	$131,742	$128,138
Adjusted net income per fully diluted common share	$1.04	$1.02	$3.92	$3.90
Weighted average number of common shares outstanding—Diluted	33,649	33,447	33,623	32,821